Exhibit 99.1

DSP Group Sets the Record Straight Again in Response to Starboard’s Latest Letter

Starboard’s Latest Letter Clearly Demonstrates a Lack of Understanding of Our Business;

Do Not Let Starboard Distract You from the Facts

Vote the Gold Proxy Card Today

SAN JOSE, Calif., May 29, 2013 — DSP Group®, Inc. (Nasdaq: DSPG), a leading global provider of wireless chipset solutions for converged communications, said today that Starboard’s latest letter is another clear example of the activist hedge fund’s use of misinformation to confuse and deceive stockholders. What’s more, Starboard’s letter demonstrates a clear lack of understanding of our business.

Do Not Let Starboard Distract You from the Facts

The facts are clear — don’t be distracted by Starboard’s misleading statements:

•	DSP Group’s stock is one of the top performing stocks in our industry over the last 12 months and year-to-date

•	DSP Group has completed six consecutive quarters of operational improvements measured across all key metrics, including a return to GAAP operating profitability

•	DSP Group has a clear, concise growth strategy and is on track to meet its strategic goals

•	DSP Group Board nominees are diverse and have significant strategic, operational, financial and public board experience in our areas of focus and in the places where the Company operates

Do Not Confuse Our System-on-Chip (“SoC”) Peer Group and the Competitors Listed in Our Filings

It is astonishing that Starboard, which is seeking majority representation on our Board, does not understand the difference between our “fabless” System-on-Chip (“SoC”) peers and the competitors listed in our SEC filings. Potential competitors listed in our filings may have a product or a line of business that compete with one of our own. That does not, however, mean that a comparison of their R&D spending to DSP Group’s is meaningful.

DSP Group is indeed one of the several publicly traded fabless SoC providers. Like DSP Group, a typical fabless SoC company spends a significant share, if not a majority, of its R&D expenditure on software development. Non-SoC vendors, on the other hand, tend to have an

R&D expenditure profile that is heavily skewed towards hardware. The vast majority of the competitors listed in our annual and quarterly filings do not fit the fabless SoC definition, as they spend the vast majority of their R&D expenditure on hardware. The seven SoC peers we listed in our presentation, including Broadcom and Marvell, are a true peer group of fabless SoC companies that spend the majority of their R&D on software, as we do.

Additionally as we have previously noted, Starboard’s suggestion that we re-enter the licensing business and compete with CEVA on DSP core licensing further demonstrates their failure to understand our business. It also contradicts their own claim that the Company spends too much on R&D, as a typical R&D expense level for an IP licensing company is 35% to 45% of revenues, as compared to 26% in our business model. Moving to an IP-licensing model would require that the Company spend millions of dollars and invest years of development effort to port our entire software suite to a new core.

Starboard Ignores the Benefit that the CEVA Spin-Off Created for Long-Term Stockholders

In their latest attempt to mislead investors, Starboard states that “over a 10-year period, DSP’s stock has declined by 63.1%.” This statement blatantly ignores the value created when DSP Group spun-off its IP licensing business to its stockholders in November 2002. For every three shares of DSP Group stockholders owned, they received one share of CEVA. Given DSP Group spent the entire 1990s and early 2000s building up its IP licensing business, to exclude this value creation from the long-term return to DSP Group’s stockholders misrepresents the facts.

Without the Acquisition of NXP’s DECT Business, the Precipitous Decline of 2.4GHz and 5.8GHz Could Have Severely Impaired DSP Group

In its latest letter, Starboard criticizes the Company’s acquisition of NXP’s DECT business, which occurred in 2007 and was the largest acquisition in DSP Group’s history. The importance of this deal to DSP Group and to our leading market position in cordless telephony cannot be overstated. After peaking at 85% of overall sales in 2003, 2.4GHz and 5.8GHz cordless products represented a shrinking portion of the Company’s annual sales each year, reaching a low of only 7% of sales in 2012.

DSP Group’s 2.4GHz & 5.8GHz as a % of Revenues 2003-2012

Year	2.4GHz & 5.8GHz as a % of Revenues
2003	85%
2004	75%
2005	72%
2006	62%
2007	43%
2008	19%
2009	14%
2010	13%
2011	9%
2012	7%

This decline was not the result of loss of market share to a competitor; it was the result of a shift from 2.4GHz and 5.8GHz cordless products to the superior DECT license frequency. This shift accelerated after the Federal Communications Commission (FCC) authorized the use of DECT frequency in the United States in 2006. Following FCC authorization, the North American market became the key market for DSP Group’s customers, putting the Company at an even greater risk amid DECT’s growing share of the cordless market at the expense of 2.4GHz and 5.8GHz.

Many companies that have a product declining from 85% to 7% of sales cease to exist. DSP Group could have faced a similar fate, if not for the foresight of the Board in acquiring NXP’s DECT business. As a result of the NXP deal, DSP Group became the undisputed market leader in the home telephony domain — a market position maintained today. The company also maintains a strong balance sheet, with approximately $120 million in cash, manages a profitable core business and has launched a cutting-edge product portfolio addressing three separate markets with a significant growth potential. DSP Group is in a good position to take advantage of and monetize its growth prospects.

Starboard’s Claims that DSP Group’s Directors Lack Ownership are False and Distort the Facts

Starboard asserts that the Board of DSP Group lacks a meaningful equity ownership in the Company. This is simply not the case as Messrs Ayalon, Elyakim and Limon beneficially own 5% of the Company and the Board & executive officers as a group collectively beneficially own 8% of the Company as per our latest proxy statement, and their interests are well aligned with stockholders.

Starboard selectively includes options as a means of economics ownership, when it is convenient for their distorted point of view. In Starboard’s latest letter, they include options and equity in their discussion of the economic interest of CEVA’s Board members. They omit option ownership, however, when discussing DSP Group’s ownership. This is yet another example of Starboard’s distortion of the truth to suit their needs.

Also to further align ourselves with shareholders, the Company announced yesterday the adoption of a resolution to establish a minimum stock ownership policy for members of the DSP Group Board of Directors and the Company’s senior management, in accordance with corporate governance best practices.

Starboard Again Fails to Disclose What We Believe to be its True Intentions: a Fire-Sale of the Company

Starboard again fails to disclose what we believe to be the real reason why the activist hedge fund is seeking majority representation on DSP Group’s Board of directors. Starboard claims that “a new mandate is required to ensure alternative viewpoints are allowed to be introduced and are properly considered in the boardroom.” Starboard has already appointed two directors to the DSP Group board and they have nominated three more candidates for election. Starboard claims that it is merely seeking to ensure that “alternative viewpoints” are presented to the Board. If this were Starboard’s only objective, then they would not have rejected the Company’s settlement offer of nominating four out of ten board members, along with significant committees representation and leadership, including chairmanship of a newly formed Strategic Committee.

Starboard rejected this settlement proposal—a proposal that, based on our review of prior Starboard settlement agreements, offered them a better deal than they have ever received in other negotiated resolutions. The settlement proposal would have given Starboard ample access to the Board and influence in its decisions. We believe that Starboard’s rejection of this offer is proof that they want more.

The Board’s Leadership Has Demonstrated Its Commitment to Improving Profitability and Enhancing Stockholder Value

The Board has remained firm and consistent when it comes to making tough decisions that are in the best long-term interests of all the stockholders. The Company’s current Board has also demonstrated flexibility, creativity and a willingness to adjust and adapt when new opportunities arise to create durable stockholder value. A prime example is the Board’s recognition that the Company needed to compete in the mobile market, if it is going to continue to grow and prosper. The development of the DBMD2 chipset powered by DSP Group’s proprietary HDClear technology is a direct result of the Board’s vision and ability to take the Company into new strategic markets.

In closing, we encourage all shareholders to look through our White Paper, “Setting the Record Straight,” for the facts. This White Paper is available to all shareholders and can be viewed at http://www.sec.gov/Archives/edgar/data/915778/000119312513233442/d543608dex991.htm

We urge all stockholders to vote their GOLD proxy form to re-elect the Board’s nominees and to help build long-term value for ALL stockholders.

Even if you have previously returned a white voting instruction form to Starboard, you have every right to change your vote and support your board’s nominees using the enclosed GOLD voting instruction form. Only your latest dated, validly executed vote will count.

If you have any questions or need assistance voting your shares, please call our proxy solicitor MacKenzie Partners at (800) 322-2885 (toll-free in North America) or collect at +(212) 929-5500.

Thank you for your continued support.

Important Additional Information

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to its stockholders a definitive proxy statement and a proxy supplement in connection with its 2013 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE PROXY SUPPLEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at http://ir.dspg.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s stockholders in connection with its 2013 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s definitive proxy statement and proxy supplement for its 2013 annual meeting, which were filed with the SEC on April 22, 2013 and May 6, 2013, respectively. Stockholders may obtain a free copy of the proxy statement, the proxy supplement and other documents filed by the Company with the SEC from the sources listed above.

Forward-Looking Information

Certain statements in this white paper qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner, unexpected delays in the commercial launch of such products or failure of such products to achieve broad market acceptance; slower than expected changes in the nature of residential communications domain; DSPG Group’s ability to control operating costs; and other factors discussed under “RISK FACTORS” in DSP Group’s current report on Form 10-K for the fiscal year ended December 31, 2012, which is available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Contacts:

Investor Relations Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com

Daniel H. Burch, CEO

MacKenzie Partners, Inc.

Work: 1-212-929-5748

Cell: 1-516-429-2722

dburch@mackenziepartners.com

Paul R. Schulman, EVP

MacKenzie Partners, Inc.

Work: 1- 212.929.5364

Cell: 1- 203.856.6080 pschulman@mackenziepartners.com

Media Relations Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com